OrthoPediatrics Announces Preliminary Unaudited Revenue for the Fourth Quarter & Full-Year 2021

WARSAW, Indiana, January 10, 2022— OrthoPediatrics Corp. (“OrthoPediatrics” or the “Company”) (Nasdaq: KIDS), a company focused exclusively on advancing the field of pediatric orthopedics, today announced preliminary unaudited revenue for the fourth quarter and full year ended December 31, 2021.

Preliminary unaudited fourth quarter 2021 revenue is expected to be $24.8 million, up 31%, when compared to $18.9 million in the fourth quarter of 2020. Preliminary domestic revenue grew 11% while international revenue increased 363%. OrthoPediatrics’ preliminary unaudited full year 2021 revenue is expected to be $98.0 million, representing annual growth of 38%. Preliminary full year domestic revenue grew 24% while international revenue increased 150%.

The Company plans to release its fourth quarter and full year 2021 financial results in early March 2022. The quarterly and annual preliminary revenue estimates for 2021 included in this press release are prior to the completion of review and audit procedures by the Company’s independent registered public accounting firm and are therefore subject to adjustment.

Forward-Looking Statements
This press release includes "forward-looking statements" within the meaning of U.S. federal securities laws, including the statements regarding OrthoPediatrics’ preliminary revenue for the fourth quarter ended December 31, 2021, and other statements identified by the use of words such as "may," "might," "will," "should," "expect," "plan," "anticipate," "could," "believe," "estimate," "project," "target," "predict," "intend," "future," "goals," "potential," "objective," "would" and other similar expressions. Forward-looking statements involve risks and uncertainties, many of which are beyond OrthoPediatrics’ control. Important factors could cause actual results to differ materially from those in the forward-looking statements, including, among others: the risks related to COVID-19, the continued impact such pandemic may have on the demand for our products, and our ability to respond to the related challenges; and the risks, uncertainties and factors set forth under "Risk Factors" in OrthoPediatrics’ Annual Report on Form 10-K filed with the Securities and Exchange Commission (the "SEC") on March 11, 2021 as updated and supplemented by our other SEC reports filed from time to time. Forward-looking statements speak only as of the date they are made. OrthoPediatrics assumes no obligation to update forward-looking statements to reflect actual results, subsequent events, or circumstances or other changes affecting such statements except to the extent required by applicable securities laws.

About OrthoPediatrics Corp.
Founded in 2006, OrthoPediatrics is an orthopedic company focused exclusively on advancing the field of pediatric orthopedics. As such it has developed the most comprehensive product offering to the pediatric orthopedic market to improve the lives of children with orthopedic conditions. OrthoPediatrics currently markets 37 surgical systems that serve three of the largest categories within the pediatric orthopedic market. This product offering spans trauma and deformity, scoliosis, and sports medicine/other procedures. OrthoPediatrics’ global sales organization is focused exclusively on pediatric orthopedics and distributes its products in the United States and 45 countries outside the United States. For more information, please visit www.orthopediatrics.com.

Investor Contact
Gilmartin Group
Matt Bacso, CFA
Matt.bacso@gilmartinir.com

2850 Frontier Drive Warsaw, Indiana 46582 www.orthopediatrics.com					TOLL-FREE PHONE FAX	877.268.6339 574.268.6379 574.269.3692

	TRAUMA & DEFORMITY	SCOLIOSIS	SPORTS MEDICINE	CLINICAL EDUCATION